Exhibit 99.1

               Potlatch Reports Fourth Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 5, 2007--Potlatch Corporation (NYSE:PCH), a real estate investment trust (REIT), today reported net earnings of $44.1 million, or $1.13 per diluted common share, for the fourth quarter of 2006, compared to third quarter net earnings of $24.2 million, or $.62 per diluted common share, and net earnings of $9.9 million, or $.34 per diluted common share, for the fourth quarter of 2005. Earnings for the fourth quarter of 2006 included $39.3 million, or $24.0 million net of tax ($.62 per diluted common share), representing the company's total share of the negotiated settlement of the softwood lumber trade dispute between the U.S. and Canada. This was partially offset by an income tax adjustment of $3.9 million, or $.10 per diluted common share, primarily related to the transfer of assets from the REIT to the company's taxable REIT subsidiary, which includes all of the manufacturing businesses. This affected the company's deferred tax liability adjustment as a result of the REIT conversion. Earnings for the third quarter of 2006 included a tax benefit of $9.2 million, or $.23 per diluted common share, primarily related to an agreement reached with the Internal Revenue Service regarding tax issues pertaining to open tax years, which also affected the deferred tax liabilities adjusted as a result of the REIT conversion.

    Excluding the $39.3 million (and related tax effect) from the settlement of the softwood lumber trade dispute, the $3.9 million income tax adjustment in the fourth quarter and the $9.2 million tax benefit in the third quarter, earnings for the fourth quarter of 2006 were higher than the third quarter due primarily to better results for the Land Sales and Development and Consumer Products segments. The favorable comparison to the third quarter was partially offset by lower earnings for the Pulp and Paperboard segment. Fourth quarter 2006 earnings were better than the fourth quarter of 2005 due primarily to improved results for the Resource and Pulp and Paperboard segments.

    Net revenues for the fourth quarter of 2006 were $390.0 million, compared with $399.1 million for the third quarter of 2006 and $389.3 million for the fourth quarter of 2005, respectively.

    Net earnings for the year ended December 31, 2006, totaled $139.1 million, or $3.79 per diluted common share, compared to net earnings of $33.0 million, or $1.13 per diluted common share, for the year ended December 31, 2005. Earnings for 2006 included a net tax benefit of $56.5 million, or $1.55 per diluted common share, related primarily to the company's January 1, 2006, conversion to a REIT. Net revenues for 2006 were $1.61 billion, compared with net revenues of $1.50 billion for 2005.

    Cash provided by operating activities for the year ended December 31, 2006, was $188.7 million, compared to $66.4 million for the same period in 2005. During the fourth quarter of 2006, the company paid a regular quarterly distribution of $19.0 million. The aggregate total of Potlatch's regular quarterly distributions in 2006, its first year as a REIT, was $76.1 million, compared to an aggregate total of $17.5 million for its regular quarterly dividends in 2005.

    Resource

    The Resource segment reported operating income of $19.6 million for the fourth quarter of 2006, compared with $19.3 million in the third quarter and $13.4 million earned in the fourth quarter of 2005. Compared to the third quarter, segment income for the fourth quarter of 2006 was slightly higher due primarily to higher Arkansas fee harvest levels and a smaller loss for the company's Boardman, Oregon, hybrid poplar operation in the fourth quarter. These improvements were mostly offset by lower selling prices for logs in Idaho for the fourth quarter of 2006 compared to the third quarter. The higher income for the fourth quarter of 2006 compared to the same period in 2005 was due primarily to a significantly higher harvest of fee timber in Idaho, partially offset by decreased fee harvest levels and lower selling prices for logs in Arkansas.

    Land Sales and Development

    The Land Sales and Development segment, which is a new segment beginning in 2006, was created to provide more focus on maximizing the value of Potlatch's land assets. The segment reported operating income of $9.1 million for the fourth quarter of 2006, compared with operating income of $0.8 million in the third quarter of 2006 and $14.9 million for the fourth quarter of 2005. The higher income for the fourth quarter of 2006 compared to the third quarter was due largely to the sale of a conservation easement in Arkansas for $6.7 million during the fourth quarter. Income for the fourth quarter of 2006 was lower than the fourth quarter of 2005 because most of the company's land sales activity was on hold in 2006 pending the initial assessment of all its lands for alternative values, which was completed in late 2006.

    Wood Products

    Excluding the $39.3 million from the settlement of the softwood lumber trade dispute, the Wood Products segment recorded an operating loss of $5.4 million for the fourth quarter of 2006, compared with a loss of $5.2 million in the third quarter and income of $0.4 million in the fourth quarter of 2005. "Although markets for our lumber products, especially for our southern lumber, remained depressed throughout the fourth quarter of 2006, we did experience some improvement in pricing near the end of the quarter," noted Michael J. Covey, Potlatch chairman, president and chief executive officer. Due to the poor lumber markets in the South, the company's Warren, Arkansas, lumber mill took temporary downtime during the fourth quarter of 2006. Income from the company's plywood operation was lower in the fourth quarter of 2006 due primarily to decreases in average selling prices compared to the third quarter of 2006 and the fourth quarter of 2005.

    Pulp and Paperboard

    For the fourth quarter of 2006, the Pulp and Paperboard segment reported operating income of $7.0 million, versus income of $14.3 million in the third quarter and a loss of $4.3 million for the fourth quarter of 2005. "Markets for our pulp and paperboard products remained strong throughout the fourth quarter, and both pricing and shipments for our paperboard were higher compared to the third quarter and 2005's fourth quarter," Covey noted. "Unfortunately, very high wood fiber costs for our Lewiston, Idaho, pulp and paperboard operation had a significant unfavorable effect on fourth quarter 2006 earnings compared to the two comparable periods," Covey added. The high wood fiber costs were due largely to very high chip prices resulting mainly from sawmill curtailments in the West.

    Consumer Products

    The Consumer Products segment reported operating income of $7.2 million for the fourth quarter of 2006, compared with operating income of $6.2 million and $7.4 million reported for the third quarter of 2006 and the fourth quarter of 2005, respectively. Compared to the third quarter, the higher income for the fourth quarter of 2006 was primarily due to lower freight, energy and maintenance costs, which were partially offset by decreased shipments and higher pulp costs. The slightly lower income for the fourth quarter of 2006 compared to the fourth quarter of 2005 was due largely to significantly higher pulp costs, combined with higher freight and packaging costs. These unfavorable comparisons were mostly offset by a 22% increase in shipments.

    Other Items

    Excluding the income tax adjustment of $3.9 million primarily related to the transfer of assets from the REIT to the company's taxable REIT subsidiary in the fourth quarter of 2006, the company recorded an income tax provision of $12.4 million for the fourth quarter of 2006. The income tax provision was due primarily to pre-tax income for the company's taxable REIT subsidiary.

    Outlook

    In the fourth quarter of 2006, Potlatch completed its initial assessment of all of its land for alternative values. "As a result of the initial assessment of our lands, we identified 250,000 to 300,000 acres, or 17% to 20% of our total land holdings, as having values that are potentially greater than for timberland," Covey said. "Sales of these lands are expected to occur within the next ten years, with the goal of utilizing Internal Revenue code section 1031 like-kind exchange transactions for tax efficiency, thus maximizing cash flows," he added. The company expects to sell 15,000 to 20,000 acres in 2007.

    In December 2006, the company announced an agreement to acquire approximately 76,000 acres of high-value forestland in Wisconsin for $64.5 million. The transaction was completed in January. The company plans to match this purchase with sales of like-kind properties that have recently closed and those that may occur in the first half of 2007 in our 1031 exchange program and thus not be subject to built-in-gains taxes on those sales.

    "The company expects overall timber harvest levels and revenue to increase in 2007 due to an increased harvest in Arkansas and the acquisition of the Wisconsin timberland," Covey added. "Harvest levels in Arkansas were deferred in 2006 due to unfavorable market conditions. We also expect results for 2007 to be favorably affected by mix improvements for our consumer tissue products. For our Idaho pulp and paperboard operation, we have seen some moderation of the acute wood chip and residual shortage that drove wood fiber prices significantly higher in 2006's fourth quarter, and we are cautiously optimistic that this situation will continue to improve as we move into the Spring period. Markets for paperboard are expected to remain strong throughout the first quarter of 2007, while wood products markets are expected to remain weak early in 2007, as high inventories of unsold new homes continue to impact the level of new home construction."

    About Potlatch

    Potlatch is a REIT with approximately 1.5 million acres of forestland in Arkansas, Idaho, Minnesota, Wisconsin and Oregon. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a land sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

    A conference call and live webcast will be held today, February 5, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested can access the conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide passcode number 65659071. The conference call and live webcast may also be accessed through the Potlatch Corporation website at www.potlatchcorp.com. Supplemental materials that will be discussed on the call will be available at the website.

    For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website for approximately one year following the conference call. A telephone replay of the conference call will be available until February 12, 2007, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for
calls outside the U.S./Canada, and entering passcode number 89124002.

    Forward-Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future land values, land sales, like-kind exchanges and tax consequences, direction of markets and wood chip availability. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on our lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch's products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company's products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.



          Potlatch Corporation and Consolidated Subsidiaries
                Consolidated Statements of Operations
     Unaudited (Dollars in thousands - except per-share amounts)


                                         Three Months Ended
                              ----------------------------------------
                               December 31, September 30, December 31,
                                  2006          2006         2005

----------------------------------------------------------------------
Revenues                       $   390,008   $   399,125  $  389,263

----------------------------------------------------------------------
Costs and expenses:
  Depreciation, depletion and
   amortization                     23,026        22,989      22,807
  Materials, labor and other
   operating expenses              316,395       335,642     325,524
  Selling, general and
   administrative expenses          22,706        23,206      23,819

----------------------------------------------------------------------
                                   362,127       381,837     372,150

----------------------------------------------------------------------

Income from Canadian lumber
 settlement                         39,320             -           -

----------------------------------------------------------------------

Earnings from operations            67,201        17,288      17,113

Interest expense                    (7,209)       (7,229)     (7,323)
Debt retirement costs                    -            53           -
Interest income                        424           355         679

----------------------------------------------------------------------
Earnings before taxes               60,416        10,467      10,469
Provision (benefit) for taxes       16,309       (13,765)        551

----------------------------------------------------------------------
Net earnings                   $    44,107   $    24,232  $    9,918

======================================================================
Net earnings per common share:
 (1)
    Basic                      $      1.14          $.63  $      .34
    Diluted                           1.13           .62         .34
Average shares outstanding (in
 thousands):
    Basic                           38,781        38,724      29,313
    Diluted                         38,973        38,858      29,425

----------------------------------------------------------------------



                                                     Year Ended
                                              ------------------------
                                                    December 31,
                                                 2006        2005

----------------------------------------------------------------------
Revenues                                      $1,607,827  $1,501,881

----------------------------------------------------------------------
Costs and expenses:
 Depreciation, depletion and amortization         91,021      83,210
 Materials, labor and other operating
  expenses                                     1,347,250   1,259,389
 Selling, general and administrative expenses
                                                  91,652      85,103

----------------------------------------------------------------------
                                               1,529,923   1,427,702

----------------------------------------------------------------------

Income from Canadian lumber settlement            39,320           -

----------------------------------------------------------------------

Earnings from operations                         117,224      74,179

Interest expense                                 (29,120)    (29,045)
Debt retirement costs                                 53           -
Interest income                                    1,876       2,506

----------------------------------------------------------------------
Earnings before taxes                             90,033      47,640
Provision (benefit) for taxes                    (49,077)     14,676

----------------------------------------------------------------------
Net earnings                                  $  139,110  $   32,964

======================================================================
Net earnings per common share: (1)
   Basic                                      $     3.81  $     1.13
   Diluted                                          3.79        1.13
Average shares outstanding (in thousands):
   Basic                                          36,465      29,120
   Diluted                                        36,672      29,252

----------------------------------------------------------------------


Certain prior period amounts have been reclassified to conform to the current period presentation.

(1) On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for all periods presented, as if the common stock portion of the distribution had occurred at the beginning of each period:

                           Three Months Ended             Year Ended

                  ------------------------------------- --------------
                  December 31,September 30,December 31,  December 31,
                     2006         2006        2005       2006   2005

                  ----------------------------------------------------
 Diluted earnings
  per common share
  As reported           $1.13        $ .62        $.34   $3.79  $1.13
  Pro forma              1.13          .62         .26    3.58    .86




          Potlatch Corporation and Consolidated Subsidiaries
                Consolidated Condensed Balance Sheets
     Unaudited (Dollars in thousands - except per-share amounts)


                                           December 31,  December 31,
                                              2006          2005

----------------------------------------------------------------------
Assets
Current assets:
 Cash and short-term investments          $      35,996 $      63,833
 Receivables, net                               135,105       114,641
 Inventories                                    168,816       209,696
 Prepaid expenses                                16,602        14,386

----------------------------------------------------------------------
  Total current assets                          356,519       402,556
Land other than timberlands                       8,554         8,507
Plant and equipment, at cost less
 accumulated depreciation                       562,387       589,161
Timber, timberlands and related logging
 facilities                                     391,577       400,595
Other assets                                    138,570       227,358

----------------------------------------------------------------------

                                          $   1,457,607 $   1,628,177

======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
 Current installments on long-term debt   $       6,157 $       2,357
 Accounts payable and accrued liabilities       190,107       144,943

----------------------------------------------------------------------
  Total current liabilities                     196,264       147,300
Long-term debt                                  321,474       333,097
Other long-term obligations                     308,850       245,867
Deferred taxes                                   53,160       196,765
Stockholders' equity                            577,859       705,148

----------------------------------------------------------------------

                                          $   1,457,607 $   1,628,177

======================================================================

Stockholders' equity per common share     $       14.88 $       24.01
Working capital                           $     160,255 $     255,256
Current ratio                                     1.8:1         2.7:1

----------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform to the current period presentation.




          Potlatch Corporation and Consolidated Subsidiaries
           Consolidated Condensed Statements of Cash Flows
                   Unaudited (Dollars in thousands)


                                                   Year Ended
                                                  December 31,
                                               2006         2005

----------------------------------------------------------------------
Cash Flows From Operations
 Net earnings                              $    139,110   $    32,964
 Adjustments to reconcile net earnings to
  net operating cash flows:
  Depreciation, depletion and amortization       91,021        83,210
  Debt retirement costs                             (53)            -
  Deferred taxes                                (70,572)       (2,018)
  Cost of permit timber harvested                 3,343         6,176
  Equity-based compensation expense               4,096         2,257
  Employee benefit plans                         (1,191)       (4,458)
Working capital changes                          39,330       (54,215)
Excess tax benefit from share-based payment
 arrangements                                      (890)            -
Income tax benefit related to stock issued
 in conjunction with stock compensation
 plans                                            2,556         2,491
Funding of qualified pension plans              (18,092)            -

----------------------------------------------------------------------

  Net cash provided by operating activities     188,658        66,407

----------------------------------------------------------------------

Cash Flows From Investing
 Increase in restricted cash                     (6,673)            -
 Decrease in short-term investments              36,136        54,275
 Additions to plant and properties              (53,684)     (105,574)
 Other, net                                      (5,270)       (6,425)

----------------------------------------------------------------------

  Net cash used for investing activities        (29,491)      (57,724)

----------------------------------------------------------------------

Cash Flows From Financing
 Change in book overdrafts                        6,066        (6,534)
 Issuance of common stock                         8,503             -
 Repayment of long-term debt                     (7,823)       (1,068)
 Premiums and fees on debt retirement              (275)            -
 Issuance of treasury stock                         513        16,137
 Purchase of treasury stock                           -        (1,868)
 Distributions to common stockholders          (165,116)      (17,503)
 Excess tax benefit from share-based
  payment arrangements                              890             -
 Other, net                                        (299)         (360)

----------------------------------------------------------------------

  Net cash used for financing activities       (157,541)      (11,196)

----------------------------------------------------------------------

Increase (decrease) in cash                       1,626        (2,513)
Cash at beginning of period                       6,133         8,646

----------------------------------------------------------------------

Cash at end of period                      $      7,759   $     6,133

======================================================================

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.




                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                          Three Months Ended             Year Ended

                --------------------------------------  --------------
                December 31,September 30, December 31,  December 31,
                    2006         2006        2005       2006    2005

----------------------------------------------------------------------

Distributions
 per common
 share                 $.49          $.49        $.15   $1.96(1) $.60

======================================================================
(1) Distributions shown above for the year ended December 31, 2006, represent our current annualized rate. In addition to our regular quarterly distributions, 2006 distributions included a special earnings and profit distribution of $15.15 per common share paid in the first quarter.



                         Segment Information
                   Unaudited (Dollars in thousands)


                                         Three Months Ended

                               ---------------------------------------
                               December 31,September 30, December 31,
                                  2006         2006          2005

----------------------------------------------------------------------
Revenues
Resource                          $75,518       $84,710      $71,489

----------------------------------------------------------------------
Land sales and development          9,807         1,139       16,964

----------------------------------------------------------------------
Wood products
Lumber                             74,833        89,703       95,025
Plywood                            12,650        12,657       12,280
Particleboard                       5,281         5,928        4,360
Other                              11,226        10,226       10,167

----------------------------------------------------------------------
Total wood products revenues      103,990       118,514      121,832

----------------------------------------------------------------------
Pulp and paperboard
Paperboard                        140,053       131,080      127,942
Pulp                               23,480        23,004       19,252
Other                                 198           302          241

----------------------------------------------------------------------
Total pulp and paperboard
 revenues                         163,731       154,386      147,435

----------------------------------------------------------------------
Consumer products                 106,974       113,232       87,215

----------------------------------------------------------------------
                                  460,020       471,981      444,935
Intersegment revenues             (70,012)      (72,856)     (55,672)

----------------------------------------------------------------------

Total revenues                   $390,008      $399,125     $389,263

======================================================================

Operating income (loss)
Resource                          $19,628       $19,262      $13,433
Land sales and development          9,149           788       14,945
Wood products                      33,884        (5,161)         382
Pulp and paperboard                 7,002        14,302       (4,316)
Consumer products                   7,210         6,186        7,398
Eliminations                        1,107        (6,578)      (1,935)

----------------------------------------------------------------------
                                   77,980        28,799       29,907
Corporate                         (17,564)      (18,332)     (19,438)

----------------------------------------------------------------------
Earnings before taxes             $60,416       $10,467      $10,469

======================================================================



                                                     Year Ended

                                              ------------------------
                                                    December 31,
                                                 2006        2005

----------------------------------------------------------------------
Revenues
Resource                                        $294,207    $280,684

----------------------------------------------------------------------
Land sales and development                        13,617      26,466

----------------------------------------------------------------------
Wood products
Lumber                                           377,604     384,627
Plywood                                           55,102      52,477
Particleboard                                     20,419      17,646
Other                                             43,886      38,787

----------------------------------------------------------------------
Total wood products revenues                     497,011     493,537

----------------------------------------------------------------------
Pulp and paperboard
Paperboard                                       535,796     500,624
Pulp                                              77,291      64,569
Other                                              1,113         922

----------------------------------------------------------------------
Total pulp and paperboard revenues               614,200     566,115

----------------------------------------------------------------------
Consumer products                                436,883     368,418

----------------------------------------------------------------------
                                               1,855,918   1,735,220
Intersegment revenues                           (248,091)   (233,339)


----------------------------------------------------------------------

Total revenues                                $1,607,827  $1,501,881

======================================================================

Operating income (loss)
Resource                                         $63,036     $56,387
Land sales and development                        11,917      22,441
Wood products                                     39,465      28,594
Pulp and paperboard                               23,562      (1,621)
Consumer products                                 27,269      10,628
Eliminations                                      (3,752)     (1,310)

----------------------------------------------------------------------
                                                 161,497     115,119
Corporate                                        (71,464)    (67,479)

----------------------------------------------------------------------
Earnings before taxes                            $90,033     $47,640

======================================================================


Certain prior period amounts have been reclassified to conform to the current period presentation.

    CONTACT: Potlatch Corporation
             Mark J. Benson, 509-835-1513 (Media)
             Douglas D. Spedden, 509-835-1549 (Investors)